EX-99.B-77C

                        UNITED MUNICIPAL BOND FUND, INC.

SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                                   Broker
                                For    Withhold   Non-Votes*
J. Concannon             72,401,750   2,416,229       0
J. Dillingham            72,410,765   2,407,214       0
D. Gardner               72,221,931   2,596,048       0
L. Graves                72,417,583   2,400,396       0
J. Harroz Jr.            72,228,755   2,589,224       0
J. Hayes                 72,167,160   2,650,819       0
R. Hechler               72,304,514   2,513,465       0
H. Herrmann              72,286,253   2,531,726       0
G. Johnson               72,135,798   2,682,181       0
W. Morgan                72,259,139   2,558,840       0
R. Reimer                72,201,505   2,616,474       0
F. Ross                  72,407,433   2,410,546       0
E. Schwartz              72,308,724   2,509,255       0
K. Tucker                72,378,206   2,439,773       0
F. Vogel                 72,437,393   2,380,586       0

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                                                   Broker
                   For      Against     Abstain   Non-Votes*
            71,422,798      487,955   2,907,226       0

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            66,831,336    4,161,123   3,581,761    243,759

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            65,575,006    3,223,844   6,019,129       0

*Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.